Exhibit 99.1
Vail Resorts, Inc.

News Release

For Immediate Release

Media Contacts:
Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

VAIL RESORTS ANNOUNCES CHANGE IN GENERAL COUNSEL LEADERSHIP

BROOMFIELD, Colo.—Dec. 6, 2006—Vail Resorts, Inc. (NYSE:MTN) today announced that Martha Dugan Rehm, its executive vice president and general counsel, will be ending her eight-year tenure at the Company. Rehm will remain in her position until March 31, 2007, to provide a smooth transition to the new general counsel.

“Martha has been integral in managing and overseeing many of the Company’s corporate transitions over the past year, which has been critical to our recent success. I appreciate her dedication to the Company during that time,” said Rob Katz, chief executive officer of Vail Resorts. “I want to thank Martha for her many contributions in a wide range of areas during her time with the Company and the high level of professionalism she brought. I also appreciate her willingness to transition the position and all of its responsibilities to a new general counsel. I wish her all the best in her future endeavors.”

The Company announced it will begin a search for a new general counsel.

About Vail Resorts

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.